Exhibit 15

April 17, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We are aware that our report dated April 17, 2014 on our review of interim financial information of Honeywell International Inc. (the “Company”) for the three month periods ended March 31, 2014 and 2013 and included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2014 is incorporated by reference in its Registration Statements on Form S-3 (No.033-55425, 333-22355, 333-101455, 333-165036, and 333-186695), Form S-8 (No. 033-51455, 033-58347, 333-57515, 333-57517, 333-57519, 333-83511, 333-49280, 333-57868, 333-105065, 333-108461, 333-136083, 333-136086, 333-146932, 333-148995, 333-175260 and the S-8 filed on April 17, 2014) and Form S-4 (No. 333-82049).

Very truly yours,

/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey